Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-4 of BayCom Corp of our report, dated February 24, 2021, relating to our audit of the consolidated financial statements of Pacific Enterprise Bancorp and Subsidiaries.

The consolidated financial statements of Pacific Enterprise Bancorp and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended, included in this Registration Statement on Form S-4 of BayCom Corp, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

Laguna Hills, California

October 18, 2021